Schedule B
DISTRIBUTION AND SERVICE PLAN
(Rule 12b-1 Plan)

Series or Fund of Advisors Series Trust
Pzena Mid Cap Value Fund
Pzena Emerging Markets Value Fund
Pzena Small Cap Value Fund
Pzena International Small Cap Value Fund
Pzena International Value Fund

(as amended on June 9-10, 2021, to add the Pzena International Value Fund and remove the Pzena Long/Short Fund)